UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 5, 2019

Date of Report

Q BioMed Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55535	46-4013793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Ortoli Rosenstadt LLP 366 Madison Avenue New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(212) 588-0022

Registrant’s telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
None	None	None

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 5, 2019, we entered into a research collaboration and master services agreement (the “Agreement”) with Chemveda Life Sciences India Private Limited (“Chemveda”), a contract research and manufacturing services company. We and Chemveda have been engaged in a collaborative joint research program since February 2017. Under the Agreement, we will continue the collaborative joint research program with Chemveda regarding the synthesis of Uttroside B, isolated from the leaves of Solanum nigrum, and any of its analogues for use in the clinical trials and treatment of Hepatocellular Carcinomas and any other targets and therapeutic areas (the “Program”). The term of the Agreement is for up to two years from execution.

Under the Agreement and depending upon reaching certain milestones, we have agreed to pay Chemveda total compensation of up to $660,000, $360,000 of which will be payable in cash and $300,000 of which will be payable in stock. To date, we have paid Chemveda $210,000 in cash compensation under the Agreement and have made no compensation payments in stock. We have also agreed to pay royalties (capped at a total amount) to Chemveda based on net sales of any and all drug product(s) resulting from the collaboration, being developed by us.

Subject to the terms of the Agreement, Chemveda shall have the first right of refusal and, if exercised, the exclusive right to manufacture any products developed as a result of the Program for precommercial and commercial production.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q BioMed Inc.

Date: September 10, 2019	By:	/s/ Denis Corin
	Name:	Denis Corin
	Title:	President